                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No.: 333-53457


                       SENSORMATIC ELECTRONICS CORPORATION

          SUPPLEMENT NUMBER NINE TO PROSPECTUS DATED DECEMBER 20, 1999

         This Supplement is a part of the Prospectus dated December 20, 1999 relating to 6,900,000 Depositary Shares ("Depositary Shares"), each representing a one-tenth interest in a share of 6 1/2% Convertible Preferred Stock, par value $.01 per share ("Preferred Stock"), of Sensormatic Electronics Corporation ("Sensormatic"). The Prospectus (as well as this Supplement) also relates to 690,000 shares of the Preferred Stock and certain shares of Common Stock, par value $.01 per share, of Sensormatic, issued upon conversion of such Depositary Shares and/or Preferred Stock and issued or issuable in payment of dividends and certain premium payments with respect to the Preferred Stock. The Prospectus was previously supplemented by Supplement Number One dated January 24, 2000, Supplement Number Two dated January 25, 2000, Supplement Number Three dated February 15, 2000, Supplement Number Four dated April 6, 2000, Supplement Number Five dated May 10, 2000, Supplement Number Six dated May 30, 2000, Supplement Number Seven dated June 21, 2000 and Supplement Number Eight dated July 11, 2000. Defined terms contained in this Supplement have the meanings assigned to them in the Prospectus.

         The following updates certain information concerning the Selling Securityholders and the securities of Sensormatic held by them, as set forth in the Prospectus under the caption "Selling Security Holders", based on information received from the Selling Securityholders named below after the date of the Prospectus and prior to the date hereof. The information concerning the Selling Securityholders in the Prospectus (including any previous Supplement) is not being updated to show sales, except to the extent that any such sales are reflected in the current beneficial ownership information set forth below. Except as amended or supplemented hereby or as contemplated by the preceding sentence, the information in the Prospectus concerning the Selling Securityholders and the securities of Sensormatic held by them, as previously amended by any Supplements previously filed, remains in full force and effect.

------------------------------------------------------------------------------------------------------------------------
                                          Common Stock                                  Depositary Shares
                           -----------------------------------------   ------------------------------------------------
                                                        Beneficially                                     Beneficially
                                                            Owned                                            Owned
                               Beneficially                 After           Beneficially                     After
                              Owned Prior to    Offered      This          Owned Prior to       Offered       This
                               This Offering    for Sale   Offering         This Offering       for Sale    Offering
                            -----------------   ---------  ---------   -----------------------  -------- -------------

                                                                         No. of       % of
Name of Selling            No. of      % of                            Depositary  Depositary
Securityholder             Shares     Shares                             Shares       Shares
------------------------------------------------------------------------------------------------------------------------
AIG SoundShore Holdings
Ltd. (formerly SoundShore
Holding Fund Ltd.) (1)     146,762       *     146,762       0           110,500        1.6      110,500       0
------------------------------------------------------------------------------------------------------------------------
Calamos Growth and Income
Fund - Calamos Investment
Trust                       27,674       *      27,674       0            21,000                  21,000
------------------------------------------------------------------------------------------------------------------------
Total                      174,436       *     174,436       0           131,500        1.9      131,500       0

------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------
                                  6 1/2% Convertible Preferred Stock
                            --------------------------------------------
                                                            Beneficially
                                                               Owned
                                Beneficially                   After
                               Owned Prior to      Offered      This
                                This Offering      for Sale   Offering
                            ---------------------  -------- ------------
                            No. of
                           Shares of      % of
Name of Selling            Preferred   Preferred
Securityholder               Stock       Stock
------------------------------------------------------------------------
AIG SoundShore Holdings
Ltd. (formerly SoundShore
Holding Fund Ltd.) (1)       11,050        1.6      11,050       0
------------------------------------------------------------------------
Calamos Growth and Income
Fund - Calamos Investment
------------------------------------------------------------------------
Trust                         2,100          *       2,100       0
------------------------------------------------------------------------
Total                        13,150        1.9      13,150       0
------------------------------------------------------------------------



(1) AIG International Management Company Inc. acts as investment advisor with respect to the Selling Securityholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder. The information in this Supplement reflects the current beneficial ownership information for this Selling Securityholder as of the date of this filing and accordingly amends and supersedes the information concerning AIG SoundShore Holdings Ltd. in the Prospectus or any Supplement thereto filed prior to the date of this Supplement.

(2) Calamos Asset Management, Inc. acts as investment advisor with respect to the Selling Securityholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder.

                  The date of this Supplement is July 26, 2000